Exhibit 99.1

INNOSPEC APPOINTS KELLER ARNOLD AS NON-EMPLOYEE DIRECTOR

Englewood, CO – November 2, 2020 – Innospec Inc. (NASDAQ: IOSP) today announced that it has appointed Ms Elizabeth Keller Arnold as a non-employee director, effective November 1, 2020.

After a long and successful career with General Electric and Tyco, Ms. Arnold was most recently Chief Financial Officer of Houghton International, a highly regarded global specialty chemical company. She is also an independent director of FreightCar America Inc.

She has been appointed for an initial term until the 2021 Annual Stockholders Meeting and will also become a member of the Audit Committee.

Milton C. Blackmore, the Chairman of Innospec, said, “We are delighted that Keller will be joining our Board. She brings valuable skills and experience in financial leadership, revenue growth and corporate development and an extensive knowledge of the specialty chemicals industry. She will be an excellent addition to the Board as Innospec executes its growth strategy and develops its portfolio in the coming years.”

Ms Arnold said “I am honored and excited to join the Innospec Board. The company is a leader in its markets and is well-positioned to continue to deliver strong value to all its stakeholers. I will work to ensure that my skills and experience in finance and in the specialty chemical industry become an asset to the Board”

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2019 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com